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                                                                 Exhibit 12 (b)


            Joseph E. Seagram & Sons, Inc. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)

                                                                                                     Five-Month     Fiscal Year
                                                           Fiscal Years Ended June 30,               Transition        Ended
                                                 -----------------------------------------------    Period Ended    January 31,
                                                    2000         1999       1998        1997       June 30, 1996        1996
                                                 -----------  ---------- ----------  -----------  ---------------  -------------
Income (loss) from continuing operations,
    before tax                                    $    (45)    $   (17)   $     17    $     122    $        (37)    $       82
Add (deduct):
    Dividends from equity companies                      1           1           2            1               -              3
    Fixed charges                                      522         349         182          172              70            165
    Interest capitalized, net of amortization            -           -           -          (1)               -              -
                                                 -----------  ---------- ----------  -----------  ---------------  -------------

Earnings available for fixed charges              $    478     $   333    $    201    $     294    $         33     $      250
                                                 ===========  ========== ==========  ===========  ===============  =============

Fixed charges:
    Interest expense                              $    512     $   339    $    170    $     159    $         65     $      145
    Portion of rent expense deemed to
       represent interest factor                        10          10          12           13               5             20
                                                 -----------  ---------- ----------  -----------  ---------------  -------------

Fixed charges                                     $    522     $   349    $    182    $     172    $         70      $     165
                                                 ===========  ========== ==========  ===========  ===============  =============

Ratio of earnings to fixed charges                   (a)         (b)          1.10         1.71         (c)               1.52
                                                 ===========  ========== ==========  ===========  ===============  =============

(a) Fixed charges exceeded earnings by $44 million for the year ended June 30, 2000.
(b) Fixed charges exceeded earnings by $16 million for the year ended June 30, 1999.
(c) Fixed charges exceeded earnings by $37 million for the transition period ended June 30, 1996.